EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our auditors' report dated April 8, 2021 relating to the consolidated financial statements of Sphere 3D Corp. (the "Company") for the years ended December 31, 2020 and 2019 (which expresses an unqualified opinion and includes explanatory paragraphs relating to a going concern uncertainty and changes in new accounting principles) which report was included in the Company's Annual Report on Form 20-F for the year ended December 31, 2020 filed with the Securities and Exchange Commission.

/s/ Smythe LLP

Chartered Professional Accountants

Vancouver, Canada

January 13, 2022